M&K CPAS, PLLC Letterhead

April 6, 2010

U.S. Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, DC 20549

RE: Vinyl Products, Inc.

We agree with the Company’s statements regarding our discovery and immediate reporting of what we believe to be errors in previously issued financial statements.  We recommended that management immediately file an 8k warning investors to no longer rely on previously issued financial statements for the periods addressed in this form 8k. We are in agreement with management’s intentions regarding the restatements discussed in this form 8k.

/S/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas